Exhibit (a)(5)(iv)

Qualcomm Contacts:

Pete Lancia, Corporate Communications

Phone: 1-858-845-5959

Email: corpcomm@qualcomm.com

John Sinnott, Investor Relations

Phone: 1-858-658-4813

Email: ir@qualcomm.com

Qualcomm Announces Preliminary Results of Tender Offer

SAN DIEGO—August 28, 2018—Qualcomm Incorporated (NASDAQ: QCOM) today announced the preliminary results of its “modified Dutch auction” tender offer, which expired at 12:00 midnight, New York City time, at the end of the day on August 27, 2018.

Based on the preliminary count by Computershare Trust Company, N.A., the depositary for the tender offer, a total of 76,205,230 shares of Qualcomm’s common stock were properly tendered and not properly withdrawn at or below the purchase price of $67.50 per share, including 34,408,876 shares that were tendered by notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer and based on the preliminary count by the depositary, Qualcomm expects to accept for payment, at a purchase price of $67.50, approximately 76,205,230 shares of its common stock properly tendered at or below the purchase price and not properly withdrawn before the expiration date, at an aggregate cost of approximately $5.1 billion, excluding fees and expenses relating to the tender offer.

The number of shares to be purchased and the purchase price are preliminary and subject to change.  The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within the two trading day settlement period.  The final number of shares to be purchased and the final purchase price will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process.  Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Goldman Sachs & Co. LLC acted as dealer manager for the tender offer.  Stockholders who have questions or would like additional information about the tender offer may contact the information agent for the tender offer, Georgeson LLC at (800) 561-2871 (toll free) or by email at QCOM@Georgeson.com.

About Qualcomm

Qualcomm invents breakthrough technologies that transform how the world connects, computes and communicates.  When we connected the phone to the Internet, the mobile revolution was born. Today, our inventions are the foundation for life-changing products, experiences, and industries.  As we lead the world to 5G, we envision this next big change in cellular technology spurring a new era of intelligent, connected devices and enabling new opportunities in connected cars, remote delivery of health care services, and the IoT — including smart cities, smart homes, and wearables.  Qualcomm Incorporated includes our licensing business, QTL, and the vast majority of our patent portfolio.  Qualcomm Technologies, Inc., a subsidiary of Qualcomm Incorporated, operates, along with its subsidiaries, all of our engineering, research and development functions, and all of our products and services businesses, including, our QCT semiconductor business.  For more information, visit Qualcomm’s website, OnQ blog, Twitter and Facebook pages.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995.  Additionally, statements regarding operating results for future years, growth in operating results and the factors contributing to future operating results; the resolution of licensing disputes and the impact and timing thereof; expected market, industry, geographic and organic growth and trends; future serviceable addressable market size and growth; anticipated contributions from and growth in new opportunities; benefits from planned cost reductions; technology and product leadership and trends; Qualcomm’s positioning to benefit from any of the above; potential benefits and upside to Qualcomm’s stockholders related to any of the above; and the regulatory process and regulatory uncertainty are forward-looking statements.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will” and similar expressions are intended to identify such forward-looking statements.  These statements are based on Qualcomm’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operations of Qualcomm.  More detailed information about these factors may be found in Qualcomm’s filings with the SEC, including those discussed in Qualcomm’s most recent Annual Report on Form 10-K and in any subsequent periodic reports on Form 10-Q and Form 8-K, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov. SEC filings for Qualcomm are also available in the Investor Relations section of Qualcomm’s website at www.qualcomm.com.  Qualcomm is not obligated to update these forward-looking statements to reflect events or circumstances after the date of this document.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.